Exhibit 2

              IIJ Announces Completion of Corporate Reorganization

     TOKYO--(BUSINESS WIRE)--Oct. 3, 2005--Internet Initiative Japan Inc. ("IIJ", NASDAQ: IIJI), one of Japan's leading Internet-access and comprehensive network solutions providers, today announced that the processes required for the reorganization of its group companies, which it announced in a press release on August 12, 2005, have been completed.
     With the reorganization, IIJ Media Communications Inc. transferred its systems integration business to IIJ Technology Inc. and integrated its broadcasting business and application hosting business with IIJ through a merger. At the same time, Asia Internet Holding Co., Ltd. merged with IIJ.
     For the objectives and details of the reorganization, please see IIJ's press release on August 12, 2005 at: http://www.iij.ad.jp/en/pressrelease/2005/0812.html

     About IIJ

     Founded in 1992, Internet Initiative Japan Inc. (IIJ, NASDAQ: IIJI) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.

     The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

     CONTACT: IIJ Group Media/Investor Relations Office
              Tel: +81-3-5259-6310
              E-mail: press@iij.ad.jp
              URL: http://www.iij.ad.jp/